As filed with the Securities and Exchange Commission on January 3, 2007	Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

AURIGA LABORATORIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	84-1334687
(State of Incorporation)	(I.R.S. Employer Identification No.)

5555 Triangle Parkway, Suite 300
Norcross, Georgia 30092
(Address of Principal Executive Offices, including Zip Code)

Auriga Laboratories, Inc. 2007 Equity Incentive Plan
Auriga Laboratories, Inc. 2007 Stock Option Plan
(Full Title of the Plans)

Philip S. Pesin
Chief Executive Officer
5555 Triangle Parkway, Suite 300
Norcross, Georgia 30092
(Name and Address of Agent for Service)

With a copy to:

Richard W. Lasater II, Esq.
Foley & Lardner LLP
2029 Century Park East, Suite 3500
Los Angeles, California 90067
(310) 277-2223

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
Common Stock, par value
$0.001 per share:
--2007 Equity Incentive Plan	2,000,000 shares	$0.86	$1,720,000	$184.04
--2007 Stock Option Plan	7,000,000 shares	$0.86	$6,020,000	$644.14

Total	9,000,000 shares	--	$7,740,000	$828.18

(1)	This Registration Statement includes 2,000,000 shares to be registered under the Auriga Laboratories, Inc. 2007 Equity Incentive Plan (the “Equity Incentive Plan”), and 7,000,000 shares to be registered under the Auriga Laboratories, Inc. 2007 Stock Option Plan (the “Stock Option Plan”). The number of shares of Common Stock is the maximum number of shares issuable upon the exercise of options or vesting or granting of other awards, which may be granted pursuant to the Equity Incentive Plan and the Stock Option Plan, respectively. This Registration Statement also covers such additional number of shares of Common Stock as may become issuable as a result of any future adjustments in accordance with the terms of the Equity Incentive Plan or the Stock Option Plan, and which result in an increase in the number of outstanding shares of Common Stock available for award thereunder.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock to be offered or issued pursuant to terms of the Equity Incentive Plan or the Stock Option Plan that provide for a change in the number of securities offered or issued as a result of a stock split, stock dividend or similar transaction.

(3)	The Proposed Maximum Offering Price Per Share was estimated pursuant to Rule 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee based on the average of the high and low prices of a share of Auriga Laboratories, Inc. Common Stock as reported by the OTC Bulletin Board on December 29, 2006.

(4)	The Amount of Registration Fee was calculated pursuant to Section 6(b) of the Securities Act, which states that the fee shall be “$107 per $1,000,000 of the maximum aggregate price at which such securities are proposed to be offered.” The Amount of Registration Fee is therefore calculated by multiplying the Proposed Maximum Aggregate Offering Price by 0.000107.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(A) PROSPECTUS

        The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (“Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

        The following documents filed with the Commission by Auriga Laboratories, Inc. (the “Registrant”) are hereby incorporated herein by reference:

        (a)        The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2005 (Commission File No. 000-26013), filed with the Commission on December 27, 2005;

        (b)        The Registrant’s Quarterly Report on Form 10-QSB for the quarterly period ended December 31, 2005 (Commission File No. 000-26013), filed with the Commission on February 10, 2006;

        (c)        The Registrant’s Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2006 (Commission File No. 000-26013), filed with the Commission on May 5, 2006;

        (d)        The Registrant’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2006 (Commission File No. 000-26013), filed with the Commission on August 10, 2006;

        (e)        The Registrant’s Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2006 (Commission File No. 000-26013), filed with the Commission on November 13, 2006;

        (f)        The Registrant’s Current Reports on Form 8-K (Commission File No. 000-26013), filed with the Commission on October 25, 2005, March 30, 2006, May 5, 2006, May 9, 2006, May 19, 2006, June 28, 2006, July 7, 2006, July 12, 2006, July 18, 2006, July 21, 2006, August 1, 2006, August 8, 2006, August 22, 2006, September 1, 2006, September 6, 2006, September 7, 2006, September 12, 2006, September 13, 2006, September 19, 2006, September 19, 2006, October 2, 2006, October 19, 2006, October 23, 2006, October 26, 2006, November 7, 2006, November 8, 2006, November 8, 2006, November 13, 2006, November 16, 2006, November 16, 2006, December 6, 2006, December 8, 2006, December 12, 2006 and December 29, 2006;

        (g)        The Registrant’s Definitive Schedule 14A Proxy Statement (Commission File No. 000-26013), filed with the Commission on June 6, 2006;

        (h)        All other reports which the Registrant filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the document referred to in item (a) above; and

        (i)        The description of the Registrant’s securities contained in the Registrant’s Registration Statement on Form 8-A (Commission File No. 000-26013), filed with the Commission pursuant to Section 12 of the Exchange Act on May 10, 1999, including any amendment or report filed for the purpose of updating such description.

        All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

        Not applicable.

Item 5.	Interests of Named Experts and Counsel.

        Not applicable.

Item 6.	Indemnification of Directors and Officers.

        The Registrant has adopted provisions in its Certificate of Incorporation that eliminate the personal liability of its directors and officers for monetary damages arising from a breach of their fiduciary duties in certain circumstances to the fullest extent permitted by law and authorizes the Registrant to indemnify its directors and officers to the fullest extent permitted by law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

        The Registrant’s Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”), including circumstances in which indemnification is otherwise discretionary under Delaware law. Section 145 of the DGCL provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for certain liabilities (including reimbursement of expenses incurred) arising under the Securities Act. In addition, the Registrant has entered into indemnification agreements with its officers and directors with respect to losses arising out of their capacity as officers or directors, and it is anticipated that similar agreements may be entered into, from time to time, with its officers and directors in the future.

Item 7.	Exemption from Registration Claimed.

        Not applicable.

Item 8.	Exhibits.

        The exhibits filed herewith or incorporated herein by reference are set forth in the attached Index to Exhibits.

Item 9.	Undertakings.

        (a)        The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(ii) The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) Any other communication that is an offer in the offering made by the Registrant to the purchaser.

        (b)        The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 3rd day of January, 2007.

AURIGA LABORATORIES, INC.
By: /s/ PHILIP S. PESIN
Philip S. Pesin
Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Philip S. Pesin, Chief Executive Officer, his true and lawful attorney-in-fact with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional Registration Statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ PHILIP S. PESIN	Chief Executive Officer (Principal Executive	January 3, 2007
Philip S. Pesin	Officer) and Chairman of the Board
/s/ CHARLES R. BEARCHELL	Chief Financial Officer	January 3, 2007
Charles R. Bearchell	(Principal Financial Officer)
/s/ BRIAN ALLEMAN	Director	January 3, 2007
Brian Alleman
/s/ STEVE GLOVER	Director	January 3, 2007
Steve Glover
/s/ DAYNE WAGONER	Director	January 3, 2007
Dayne Wagoner

INDEX TO EXHIBITS

Exhibit No.	Description
4.1*	Auriga Laboratories, Inc. 2007 Equity Incentive Plan.
4.2*	Auriga Laboratories, Inc. 2007 Stock Option Plan.
5.1*	Opinion of Foley & Lardner LLP.
23.1*	Consent of Foley & Lardner LLP (included in Exhibit 5.1).
23.2*	Consent of Williams & Webster, P.S., Independent Registered Public Accounting Firm.
23.3*	Consent of Jaspers & Hall, P.C., Independent Registered Public Accounting Firm.
23.4*	Consent of Michael Johnson & Co., LLC, Independent Registered Public Accounting Firm.
24.1*	Power of Attorney (included on the signature page hereof).

* Filed herewith.